Exhibit 99.2

DIRECTOR FORM

INTELLIGENT BIO SOLUTIONS INC. 2019 LONG TERM INCENTIVE PLAN

STOCK AWARD AGREEMENT

Intelligent Bio Solutions Inc. (the “Company”) hereby grants to __________________ (the “Director”) a Stock Award (the “Award”) as of _________ __ 202__ (the “Grant Date”) relating to shares of Common Stock of the Company (the “Shares”), subject in all respects to the terms and conditions of the Intelligent Bio Solutions Inc. 2019 Long Term Incentive Plan (the “Plan”) and the terms and conditions set forth herein. A copy of the Plan and Prospectus are attached hereto.

1. Grant of Stock. The Company hereby grants to the Director an Award covering _______ Shares. These Shares are fully vested as of the Grant Date. These Shares [vest as follows:_______][or][are fully vested as of the Grant Date]. The closing price of these shares on the NASDAQ as of____________________, 202__ was US$________ per share.

2. Shares. The number of Shares subject to the Award will be held by a book-entry credit to an account in the Director’s name established by the Company with its transfer agent, or upon written request, in electronic form to the Director’s broker for the Director’s account.

3. Limitations on Transfer. Any sale, transfer or other disposition of the Shares shall be subject to compliance with the Company’s Insider Trading Policy. The Policy requires that any transaction in Company Common Stock receive pre-clearance approval by the Company’s designated Compliance Officer.

4. Rights as Stockholder. The Director is entitled to all of the rights of a stockholder of the Company with respect to Shares subject to Award.

5. Tax Obligations. The Director shall be responsible for all tax obligations arising in connection with his Award and has been advised to consult a tax or financial advisor with respect to such obligations.

6. Committee Determinations. The Committee shall make all determinations concerning the rights to benefits under the Plan.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to choice of law provisions.

8. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall be as defined in the Plan.

[signature page follows]

Intelligent Bio Solutions Inc.

By:	Dated:

Agreed and Accepted:

By:	Dated: